Exhibit 10.1

ADDENDUM #2 TO EMPLOYMENT AGREEMENT

made and entered into as of February 5, 2025

by and between

Microbot Medical Ltd.
Registration no. 514519412
of 6 Hayozma Street, Yokneam Illit, Israel
(the “Company”)	of the first part

and

Simon Sharon
Israeli I.D no.27037753
of Israel
(the “Employee”)	of the second part

WHEREAS, the Employee is employed by the Company in accordance with that certain employment agreement dated on March 31, 2018, as amended and any addendum thereto (the “Employment Agreement”);

WHEREAS, the Company and the Employee have agreed to amend certain term of the Employee’s Employment Agreement effective as of the date hereof (the “Amendment Date”), and wish to set forth in writing said understanding;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. Salary

1.1.	As of the Amendment Date, retroactive to January 1, 2025, the Employee’s gross annual Salary shall be increased to a gross amount of NIS 960,000. During the term of the Employment Agreement, the compensation committee of the Board of Directors, or, if there be no such compensation committee, the entire Board of Directors (in either case, the “Compensation Committee”), shall review the Employee’s Salary on an annual basis and may provide for such increases thereto as it may determine, taking into account such performance metrics and criteria of the Employee and of the Company in the Compensation Committee’s sole discretion

1.2.	The Employee shall be entitled to receive incentive equity awards on an annual basis in the discretion of the Compensation Committee of the Board of Directors of the Company.

2. Miscellaneous

2.1.	Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Employment Agreement.

2.2.	This Addendum contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and cancels all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any. In any event of contradiction between the provisions of this Addendum and any prior agreement, whether written or oral, the provisions of this Addendum shall prevail.

2.3.	This Addendum may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. A waiver of any term or condition of this Addendum may be effected only by a written instrument executed by the party waiving compliance. The failure of any party, at any time or times, to require performance of any provision of this Addendum shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

2.4.	Except to the extent otherwise specifically modified herein in this Addendum all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties execute hereunder:

/s/ Naama Moav	/s/ Simon Sharon
Microbot Medical Ltd.	Simon Sharon

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com